Exhibit 99.1

Press Release	Source: Liberator Medical Holdings, Inc.
Liberator Medical Announces Results in its Fiscal 2008 Second Quarter Ending 3/31/08
Wednesday May 21, 11:30 ET
Year-over-year revenues increase 117% and gross profit jumps 150%
STUART, Fla., May 21 /Marketwire/ — Liberator Medical Holdings, Inc. (PinkSheets: LBMH — News), announced today revenues of $1.4 million (up 117%) and record gross profits of $912,000 (up 150%) for the quarter ending March 31, 2008 over the same period last year.
Mark Libratore, the Company’s President and CEO, commented, “Year-over-year revenue growth for the quarter ending March 31, 2008 was 117%, or 2.17 times the Company’s revenue for the same quarterly period last year. Our gross profit for the quarter ending March 31, 2008 increased by 150% as compared with the gross profit for the quarter ending March 31, 2007, or 2.5 times the Company’s gross profit for the same period, and our gross profit for the six months ended March 31, 2008 increased by 64% over the same period last year.“
Mr. Libratore added “During the latter part of 2007, we invested a significant amount of capital into our marketing and advertising programs. These programs are the Company’s primary revenue growth drivers, and have resulted in strong growth rates and what we expect to be long-term recurring revenue streams.. During the current quarter, we have continued our advertising efforts and we are on track towards exceeding the last quarter sales considerably”.
Highlights from the Quarter ending March 31, 2008 Include:
•	Total revenues for the quarter ended 3/31/08 were $1,425,293 as compared to the quarter ended 3/31/07 of $657,877 an increase of 117%.

•	Gross profits for the quarter ended 3/31/08 were $911,716 compared to the quarter ended 3/31/07 of $365,354, an increase of 150%.

•	Gross margins for the quarter ended 3/31/08 were 64% compared to the quarter ended 3/31/07 of 56%.

•	Net losses for the quarter ended March 31, 2008 were ($644,998) compared to the quarter ended March 31, 2007 of ($555,886), an increase of 27% primarily due to $425,000 in non-cash charges from investing activities.
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About Liberator Medical Holdings, Inc.
Liberator Medical Holdings, Inc.’s subsidiary, Liberator Medical Supply, Inc., established the Liberator brand as a leading national direct-to-consumer provider of quality medical supplies to Medicare-eligible seniors. An Exemplary Provider™ accredited by The Compliance Team, its unique combination of marketing, industry expertise and customer service has demonstrated success over a broad spectrum of chronic conditions. Liberator is recognized for offering a simple, reliable way to purchase medical supplies needed on a regular, ongoing, repeat-order basis, with the convenience of direct billing to Medicare and private insurance. Approximately 85% of its revenue comes from supplying products to meet the rapidly growing requirements of general medical supplies, personal mobility aids, diabetes, urological, ostomy and mastectomy patients. Liberator communicates with patients and their doctors on a regular basis regarding prescriptions and supplies. Customers may purchase by phone, mail or internet, with repeat orders confirmed with the customer and shipped when needed.
Safe Harbor Statement
Certain statements in this press release that are not historical, but are forward-looking, and are subject to known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to be materially different from any future performance that may be suggested in this press release. Such risks and uncertainties may include, but are not limited to, the Company’s need to raise equity capital and its ability to obtain equity financing on acceptable terms, if at all, regulatory limitations on the medical industry in general, working capital constraints, fluctuations in customer demand and commitments, fluctuation in quarterly results, introduction of new services and products, commercial acceptance and viability of new services and products, pricing and competition, reliance upon subcontractors and vendors, the timing of new technology and product introductions, the risk of early obsolescence of our products and the other factors listed under “Risk and Uncertainties” in our annual report on Form 10-KSB for the fiscal year ended September 30, 2007 and our other filings with the Securities and Exchange Commission. We assume no obligation to update the information contained in this news release. Further, Liberator Holdings is a development stage company that operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control, such as announcements and product development by competing product and service providers.

Liberator Medical Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
For the three and six months ended March 31, 2008 and 2007
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2008	2007	2008	2007
Sales	$1,425,293	$657,877	$2,854,759	$1,366,123
Cost of Sales	513,577	292,523	1,035,202	669,327

Gross Profit	911,716	365,354	1,819,557	696,796

General and Administrative Expenses
Payroll, taxes and benefits	590,062	429,785	1,157,547	1,000,582
Advertising	77,195	38,277	144,861	77,874
Insurance	16,416	10,304	25,564	18,830
Interest	62,131	104,985	113,389	222,353
Rent	97,835	90,608	195,599	174,338
Professional fees	226,667	40,333	404,853	107,229
Bad debts	151,019	53,670	305,935	132,300
Depreciation	45,900	49,022	91,800	96,195
Administrative	289,489	104,256	604,181	213,446

Total General and Administrative Expenses	1,556,714	921,240	3,043,729	2,043,147

Loss before Income Taxes	(644,998)	(555,886)	(1,224,172)	(1,346,351)
Provision for Income Taxes	—	—	—	—

Net Loss	$(644,998)	$(555,886)	$(1,224,172)	$(1,346,351)

Basic and diluted loss per common share	$(0.02)	$(0.02)	$(0.04)	$(0.05)

Weighted average basic and diluted common shares outstanding	31,864,212	25,447,956	31,583,528	25,447,956
Contacts:
Liberator Medical Holdings, Inc.
Mark Libratore
President & CEO
772-287-2414
investors@liberatormedical.com
Investor Relations Contact
Gerald Kieft or Ryan Audin
Wall Street Resources, Inc.
772-219-7525
LiberatorIR@wallstreetresources.net
http://www.wallstreetresources.net
Source: Liberator Medical Holdings, Inc.

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